Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Edward M. Jamison

	Phone:	(702) 947-3508
	Fax:	(702) 947-3500
E-Mail:jamison@communitybanknv.com

Community Bancorp Subsidiary Community Bank of Nevada
Acquires New Executive Vice President, Chief Credit Officer

February 4, 2005 — Community Bancorp (NASDAQ: CBON) announces that Bruce Ford has been hired as Executive Vice President, Chief Credit Officer for its wholly owned subsidiary Community Bank of Nevada. In his position Ford will oversee all of the growth of loan production throughout the bank and provide direction and leadership to the loan officers of Community Bank of Nevada.

Ford joins Community Bank of Nevada with over 21 years of banking experience. Prior to joining Community Bank of Nevada, Ford worked for Wells Fargo Bank as the Senior Regional Credit Officer. Ford has also served in a number of other capacities in the banking industry. Ford is a graduate of University of Nevada, Las Vegas, with a bachelor’s degree in Business Administration. He has earned a Graduate Banking Certificate from Pacific Coast Banking School at the University of Washington and is presently attending the Consumer Banking Association Graduate School of Retail Banking Management. Ford is a 2004 graduate of Leadership Las Vegas and a long time, active member of the UNLV Alumni Association.

“Bruce is an outstanding asset in the growth of Community Bank of Nevada,” said Edward M. Jamison, president and CEO of Community Bank of Nevada. “His strong communication and management abilities will further benefit and support Community Bank of Nevada’s goal to strengthen its presence throughout Southern Nevada.”

Now in its ninth successful year, Community Bank of Nevada is still experiencing significant growth each year. Community Bank of Nevada is strongly focused on providing effective, high quality banking services to the Las Vegas area. Founded in 1995, Community Bank of Nevada has five locations in the Las Vegas Valley and further expansion is expected in 2005 while still providing large bank service with community bank values.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

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